Exhibit 10.5

Amendment #1 to the Employment Agreement
Between Brian Hodous and Activision Publishing, Inc.

This Amendment #1 to the Employment Agreement (“Amendment”) is effective as of August 1, 2011, by and between Brian Hodous (“Employee”) and Activision Publishing, Inc. (“Employer”), a subsidiary of Activision Blizzard, Inc. (“Activision Blizzard” and, together with its subsidiaries, the “Activision Blizzard Group”).  All capitalized terms shall have the same meaning set forth in the Employment Agreement (as defined below).

RECITALS:

Employee and Employer entered into an Employment Agreement dated as of July 31, 2009 (the “Employment Agreement”).

Employee and Employer desire to amend the Employment Agreement in certain respects as set forth herein.

AGREEMENT:

The parties hereby agree to amend the terms of the Employment Agreement.  Except as specifically set forth in this Amendment, the Employment Agreement shall remain unmodified and in full force and effect.  If any term or provision of the Employment Agreement is contradictory to, or inconsistent with, any term or provision of this Amendment, then the terms of this Amendment shall in all events control.  The amended terms are as follows:

1.             Term of Employment:  In Paragraph 1(a), the Expiration Date is changed from July 31, 2011 to March 31, 2013.

2.             Compensation:  Paragraphs 2(b) and 2(d) are modified as follows:

(b)           The first sentence of Paragraph 2(b) shall now read: “Consistent with the salary increase to be provided to you on March 6, 2011, you shall receive an annual base salary (“Base Salary”) of $610,000.00 paid in accordance with the Employer’s payroll practices in effect from time to time.”

(d)           Paragraph 2(d) shall now read:  “Subject to the approval of the Compensation Committee of the Board of Directors of Activision Blizzard (the “Compensation Committee”), Activision Blizzard will grant to you a non-qualified stock option to purchase 50,000 shares of Activision Blizzard’s common stock (the “Option”), 55,000 restricted share units which represent the conditional right to receive shares of Activision Blizzard’s common stock (the “RSUs”), and 40,000 performance-vesting restricted stock units, which represent the conditional right to receive shares of Activision Blizzard’s common stock (the “Performance RSUs,” and collectively with the Option and RSUs, the “2011 Equity Awards”).

(ii)           The Option will vest in full on March 31, 2013, subject to your remaining employed by the Activision Blizzard Group through such vesting date.

(iii)          The RSUs will vest in full on March 31, 2013, subject to your remaining employed by the Activision Blizzard Group through such vesting date.

(iv)          The Performance RSUs will vest on or about (but no later than) March 15, 2013, as determined by the Compensation Committee, as follows:  (1) one-half of the Performance RSUs will vest if, and only if, the Compensation Committee determines that Activision Blizzard’s operating income is greater than or equal to the operating income objectives for Activision Blizzard set forth in its annual operating plan established by the Board of Directors and approved by the Compensation Committee (the “Performance Objective”) for fiscal year 2011; and (2) one-half of the Performance RSUs will vest if, and only if, the Compensation Committee determines that the Performance Objective is met for fiscal year 2012.  Employee acknowledges that vesting of the Performance RSUs is subject to your remaining employed by the Activision Blizzard Group through the vesting date and the Compensation Committee’s determination, in its discretion, that the performance objectives have been satisfied.

You acknowledge that the grant of 2011 Equity Awards pursuant to this Section 2(d) is expressly conditioned upon approval by the Compensation Committee, and that the Compensation Committee has discretion to approve or disapprove the grants and/or to determine and make modifications to the terms of the grants.  The 2011 Equity Awards shall be subject to all terms of the equity incentive plan pursuant to which they are granted (the “Incentive Plan”) and Activision Blizzard’s standard forms of award agreement (as modified to the extent necessary to reflect the provisions of Section 10).  In the event of a conflict between this Agreement and the terms of the Incentive Plan or award agreements, the Incentive Plan or the award agreements, as applicable, shall govern.  These 2011 Equity Awards, if and when approved by the Compensation Committee, shall be in addition to any previous equity incentive awards made to you.”

3.             Duties:  Paragraph 4 shall be modified to reflect that Employee shall report to Activision Blizzard’s Chief Operating Officer (or such other executive of the Activision Blizzard Group as may be determined from time to time by it in its sole and absolute discretion) and all references in Paragraph 4 to Employer’s “President and Chief Executive Officer” shall be changed to “Activision Blizzard’s Chief Operating Officer.”

4.             Termination of Obligations and Severance Payments:  Paragraph 11, specifically including Paragraphs 11(b)(iv), 11(c)(iv)b, 11(d)(ii), and 11(e)(iii), shall be modified as follows:

a.     Where the reference to “Equity Awards” appears, it shall now read “Equity Awards and 2011 Equity Awards”

b.     Where the sentence “All vested RSUs shall be paid in accordance with their terms.” appears, it shall now read “All vested RSUs and Performance RSUs shall be paid in accordance with their terms.”

5.             Notices:  Paragraph 14 shall be modified to reflect the following address for Employee: 12248 Gorham Ave., Los Angeles, CA 90049.

AGREED AND ACCEPTED:

Employer		Employee

ACTIVISION PUBLISHING, INC.

By:	/s/ Chris B. Walther	/s/ Brian Hodous
	Chris B. Walther	Brian Hodous
Chief Legal Officer

Date:	March 3, 2011	Date:	February 28, 2011